Exhibit 99.1

                              N E W S R E L E A S E

               DIGITAL DATA NETWORKS ANNOUNCES EXECUTION OF MERGER
                     AGREEMENT WITH INTERNET SPORTS NETWORK
                  AND SALE OF ASSETS OF ITS CANADIAN OPERATION


DALLAS, TEXAS - October 8 , 1998

Digital Data Networks, Inc. (OTC Bulletin Board: DIDA) ("Digital Data") announced that, on October 7, 1998, it signed an agreement and plan of merger (the "Agreement") with Internet Sports Network, Inc. ("ISN"), pursuant to which ISN will merge (the "Merger") with and into Digital Data, with Digital Data being the surviving corporation. Under the Agreement, Digital Data will effect, prior to closing, a 1:1.627 reverse stock split, while ISN stockholders will exchange one share of ISN common stock for one share of Digital Data common stock. Following the completion of the Merger, the stockholders of ISN will own approximately 86% of the issued and outstanding stock of Digital Data, and the stockholders and option holders of Digital Data will own approximately 14% of the issued and outstanding stock, in each case on a fully-diluted basis, excluding Digital Data's publicly-traded warrants. The securities to be offered in the Merger will be offered only by means of a registration statement registered under the Securities Act of 1933 or an applicable exemption from registration requirements.

Following the completion of the Merger, the Board of Directors of the surviving corporation (which will be re-named Internet Sports Network, Inc.) will consist of five individuals, four of whom will be nominees of ISN and one of whom will be a nominee of Digital Data.

The consummation of the transactions contemplated by the Agreement is subject to several material conditions including, among others, the approval of the Merger by the stockholders of Digital Data and ISN, the registration of the shares issuable in the Merger, the completion of a $1,200,000 private offering by ISN, the completion of a $250,000 investment by Digital Data in ISN, the requirement that Digital Data have a minimum amount of cash or cash equivalents at closing, and the absence of adverse changes to the businesses of Digital Data and ISN. Although there can be no assurance that the Merger will be completed, the parties expect, subject to the satisfaction of all conditions, to consummate the Merger on or before January 31, 1999.

ISN, a Nevada corporation (www.sportspool.com), is a sports entertainment and information company that offers interactive competitive fantasy leagues, pools and contests via the Internet. ISN members can play as individuals, in groups and/or in privately created office pools. The Merger will enable a complete launch of NHL, NFL, NBA and PGA Tour pools which, since beta testing started in October 1997, has already attracted over 12,000 participants and an average of 750,000 hits per month. ISN also offers real time automatic statistical updates, news, on-line commerce and content development for interactive TV. ISN recently launched a contest for the NFL with a $1 million bonus prize and a new NHL contest with a $5 million bonus prize, licensed by the NHL Players Association. Partners to-date include AOL Canada, Beyond TV, and Big Brothers and Sisters of Canada as marketing and distribution partners that could be expanded throughout North America.


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In addition, Digital Data announced that it has sold the assets of DDN Digital
Data Networks (Canada), Inc. ("DDN Canada"), an unprofitable subsidiary of Digital Data, to Pro Net Communications, Inc. ("Pro Net"), effective September 20, 1998. Principals in Pro Net include Peter Ciccone, the Company's former Chief Operating Officer, and Stephen Willey, a former board member of Digital Data. As part of the sale, Digital Data was released from approximately $114,000 of obligations owed to stockholders, and Pro Net assumed certain other liabilities relating to DDN Canada's operation. DDN Canada markets Internet-related services, including connectivity services, web page design and development, and consulting and training services.

Digital Data operates a transit advertising company through its Transit Network Division in Dallas, Texas.

This news release contains forward-looking statements which are based on Digital Data's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Digital Data's control. These statements include information regarding ISN's operations and prospects and the completion of the Merger. Actual results could vary materially from expected results due to a variety of factors, including but not limited to, the general performance of ISN and Internet sports entertainment generally, and other factors applicable to Digital Data and its business referred to in the Securities and Exchange Commission filings of Digital Data. You should read carefully Digital Data's Annual Report on Form 10-KSB for the year ended December 31, 1997 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998 and June 30, 1998.